Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

OneStream, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A common stock, $0.0001 par value per share	Rule 457(a)	28,175,000	$19.00	$535,325,000.00 (3)	$147.60 per $1,000,000	$79,014.00
Fees Previously Paid	Equity	Class A common stock, $0.0001 par value per share	Rule 457(o)	—	—	$100,000,000.00 (4)	$147.60 per $1,000,000	$14,760.00
	Total Offering Amounts					$535,325,000.00		$79,014.00
	Total Fees Previously Paid							$14,760.00 (5)
	Total Fee Offsets							—
	Net Fee Due							$64,254.00
(1)
Includes 18,054,333 shares of Class A common stock offered by us, including 3,006,037 shares of Class A common stock offered in the Synthetic Secondary, 6,445,667 shares of Class A common stock offered by the selling stockholders, and 3,675,000 shares of our Class A common stock that the underwriters have the option to purchase.
(2)
Includes the aggregate offering price of additional shares of Class A common stock that the underwriters have the option to purchase, if any.
(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(4)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(5)
The Registrant previously paid registration fees of $14,760.00 in connection with the initial filing of this Registration Statement on Form S-1 on June 28, 2024.